UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 23, 2007

H&R BLOCK, INC.

(Exact name of registrant as specified in charter)

Missouri (State of Incorporation)	1-6089 (Commission File Number)	44-0607856 (I.R.S. Employer Identification Number)

One H&R Block Way, Kansas City, MO 64105

(Address of Principal Executive Offices) (Zip Code)

(816) 854-3000

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On November 23, 2007, Block Financial Corporation (“BFC”), a wholly owned subsidiary of H&R Block, Inc. (the “Company”), drew a combined $75.0 million under its $1.0 billion Five-Year Credit and Guarantee Agreement dated August 10, 2005 and its $1.0 billion Amended and Restated Five-Year Credit and Guarantee Agreement dated August 10, 2005 (collectively, the “CLOCs”). The total amount currently outstanding under the CLOCs is $1.8 billion. The $75.0 million draw bears interest at the ABR rate (as defined in the CLOCs) and is subject to adjustments as set forth in the CLOCs. The amounts borrowed under the CLOCs become due and payable on August 10, 2010.

The CLOCs contain representations, warranties, covenants and events of default customary for financings of this type, including a minimum net worth covenant and a short-term debt “clean-down” requirement, each as more fully described in the Company’s Report on Form 8-K dated November 16, 2007. The CLOCs also include, without limitation, covenants restricting the Company’s and BFC’s ability to incur additional debt, incur liens, merge or consolidate with other companies, sell or dispose of their respective assets (including equity interests), liquidate or dissolve, make investments, loans, advances, guarantees and acquisitions, and engage in certain transactions with affiliates.

In the event of a default by the Company or BFC under the CLOCs, the Administrative Agent may, or at the direction of the requisite lenders shall, terminate the applicable CLOC and declare the loans then outstanding, together with any accrued interest thereon and all fees and other obligations of the Company and BFC under such CLOC, to be due and payable immediately.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

H&R BLOCK, INC.

Date:	November 29, 2007	By:/s/ Bret G. Wilson
Bret G. Wilson
Vice President and Secretary